Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15(d) Of
The Securities Exchange Act of 1934

Date of Report:  August 26, 2011

RICK'S CABARET INTERNATIONAL, INC.
(Exact Name of Registrant As Specified in Its Charter)

Texas	001-13992	76-0037324
(State Or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10959 Cutten Road
Houston, Texas 77066
(Address of Principal Executive Offices, Including Zip Code)

(281) 397-6730
(Issuer’s Telephone Number, Including Area Code)

ITEM 8.01	OTHER EVENTS

As previously reported in our periodic reports with the Securities and Exchange Commission (“SEC”), beginning January 1, 2008, our Texas clubs became subject to a state law requiring each club to pay a $5 fee for every club visitor.  The Texas Entertainment Association (“TEA”), an organization of which we are a member, filed a lawsuit alleging the fee amounts to be an unconstitutional tax.  On March 28, 2008, a State District Court Judge in Travis County, Texas ruled that the tax violates the First Amendment to the United States Constitution and is therefore invalid.  The judge’s order enjoined the State from collecting or assessing the tax.  The State appealed the Court’s ruling.  On June 5, 2009, the Court of Appeals for the Third District (Austin) affirmed the District Court’s judgment that the Sexually Oriented Business (“S.O.B.”) Fee violated the First Amendment to the U.S. Constitution.  On February 12, 2010, the Texas Supreme Court granted review of the ruling.  On August 26, 2011, the Texas Supreme Court reversed the judgment of the Court of Appeals, ruling that the SOB Fee does not violate the First Amendment to the U.S. Constitution, and remanded the case to the District Court to determine whether the fee violates the Texas Constitution.

We disagree with the decision of the Texas Supreme Court.  Both we and the TEA are currently considering whether to appeal the Texas Supreme Court's decision to the U.S. Supreme Court (regarding the constitutionality of the fee under the First Amendment of the U.S. Constitution).  Additionally, our claims regarding the Texas Constitution have not yet been addressed by the courts.  We do not plan to make any payments of these taxes while the case is pending in the courts. However, we will continue to accrue and expense the potential tax liability on our financial  statements, so any ultimate negative ruling will not have any effect on our income statement and will only affect our balance sheet. If the decision is ultimately found in our favor, as we believe it will be, then we will have a one-time gain of the entire amount previously expensed.

Further, we have filed a separate lawsuit in which we raise additional challenges to the statute imposing the fee or tax.  The courts have not yet addressed these additional claims.

We have paid the tax for the first five calendar quarters under protest and expensed the tax in our consolidated financial statements (as filed with the SEC), except for two locations in Dallas where the taxes have not been paid, but we are accruing and expensing the liability.  For the subsequent quarters, as a result of the Third Court’s decision, we accrued the fee, but did not pay the State.  As of June 30, 2011, the Company had approximately $6.1 million in accrued liabilities for this tax. We have paid more than $2 million to the State of Texas since the inception of the tax.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit Number	Description

99.1	Press Release dated August 29, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

RICK'S CABARET INTERNATIONAL, INC.

Date: August 29, 2011	By:	/s/ Eric Langan
Eric Langan
President and Chief Executive Officer